EXHIBIT 107.1

CALCULATION OF FILING FEE

FORM S-8

HIPPO HOLDINGS INC.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,284,750(2)	$25.45(4)	$32,696,887.50(4)	$138.10 per $1,000,000	$4,515.44
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	256,950(3)	$25.45(4)	$6,539,377.50(4)	$138.10 per $1,000,000	$903.09
Total Offering Amounts						$39,236,265.00		$5,418.53
Total Fee Offsets(5)								$0
Net Fee Due								$5,418.53
(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Represents additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hippo Holdings Inc., a Delaware corporation (the “Registrant”), issuable under the Registrant’s 2021 Incentive Award Plan pursuant to its terms.
(3)    Represents additional shares of the Registrant’s Common Stock issuable under the Registrant’s 2021 Employee Stock Purchase Plan pursuant to its terms.

(4)    Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on April 10, 2026 as reported on the New York Stock Exchange.
(5)    The Registrant does not have any fee offsets.